Investor Relations Contact:
Mark A. Schwertfeger, Senior VP and Chief Financial Officer
(800) 365-2759

BRIGGS & STRATTON CORPORATION REPORTS
FISCAL 2018 FIRST QUARTER RESULTS

Company reports 15% growth in sales on both storm-related benefit and continued strength in commercial engines and products
Guidance increased for fiscal 2018

MILWAUKEE, October 25, 2017/PRNewswire/ -- Briggs & Stratton Corporation (NYSE: BGG) today announced financial results for its first fiscal quarter ended October 1, 2017.

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Fiscal first quarter net sales were $329 million, an increase of $42 million, or 14.7%, from $287 million for the prior year, due to both higher shipments of generators related to hurricane activity and continued favorable momentum in sales of engines and products designed for commercial markets.

•	Quarterly gross profit margin of 20.1% (GAAP) and adjusted gross profit margin of 20.5% increased from a gross profit margin of 18.3% last year primarily from the favorable storm contribution.

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First quarter net loss was $15.0 million (GAAP). Adjusted net loss was $11.3 million, an improvement from a net loss of $14.1 million last year. On a per-share basis, the loss was $0.36 (GAAP). Adjusted loss per share for the fiscal first quarter was $0.27, an improvement from a $0.34 loss per share for the first quarter of fiscal 2017.

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The company is increasing its fiscal 2018 earnings outlook to $1.41 to $1.58 per diluted share, before business optimization costs, from previous guidance of $1.31 to $1.48 per diluted share due to the impact to date of storm-related activity.

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The company will be hosting an investor day on November 1st in New York City (and webcast) where it will provide an overview of its strategy and long-term financial targets, discuss growth opportunities across its business and showcase global innovations.

“Our first quarter results were better than we expected, largely driven by strong demand for generators resulting from the recent hurricanes and early shipments of engines to fulfill customer orders,” said Todd J. Teske, Chairman, President and Chief Executive Officer. “At the same time, we maintained positive momentum in our commercial offerings, delivering innovative products that make people more productive. In addition, favorable grass growing conditions in the U.S. and Europe extended from the late summer months into early fall. We continue to believe that U.S. lawn and garden channel inventories are near historic lows. All of this makes us well-positioned to achieve our sales growth outlook for the year.”

Teske continued, “I am proud of the efforts of our team, who diligently worked with our retail partners throughout the development and aftermath of the storms to deliver generators to help people in the affected areas in their time of need. Our increased sales and earnings guidance for fiscal 2018 reflects the storm impact to date and does not include estimates beyond this period. While it is too early to quantify its impact, the active storm season this year has stimulated higher activity, particularly for our standby generator product offerings, as consumers and small businesses look for reliable back-up power solutions.”

Outlook:

Updated fiscal 2018 guidance:

•	Net sales are expected to be in a range of $1.90 billion to $1.95 billion, up from previous guidance of $1.87 billion to $1.92 billion.

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Net income is expected to be in a range of $60 million to $68 million (previously $56 million to $64 million), or $1.41 to $1.58 per diluted share (previously $1.31 to $1.48 per diluted share), prior to the impact of costs related to our business optimization program or the benefit of any share repurchases.

•	Operating margins are expected to be approximately 5.8% to 6.0% (previously 5.6% to 5.8%) prior to the impact of costs related to our business optimization program.

Investor Day Information:

The company previously announced that it will be hosting an investor day on November 1, in New York City. The event begins at 9 a.m. Eastern Time and will end at approximately noon. The company will simultaneously webcast the audio portion and slides of its investor day presentation, which will be available on the company’s investor website: http://investors.basco.com. A replay of the audio webcast will be available shortly after the conclusion of the event. Presentation materials and an archived recording of the event will be available on the company’s website for at least 30 days.

Teske commented, “This event, a first for Briggs & Stratton, will help investors gain a deeper understanding about the growth opportunities for our business, the catalysts for growth and our roadmap supporting the long-range performance targets we will be introducing. We are optimistic about the future for Briggs & Stratton, as we diversify our business to serve higher-growth commercial segments and drive operational excellence across our global operations.”

Conference Call Information:

The company will host a conference call tomorrow at 10:00 AM (ET) to review the first quarter financial results. A live webcast of the conference call will be available on our corporate website: http://investors.basco.com.

Also available is a dial-in number to access the call real-time at (877) 233-9136. A replay will be offered beginning approximately two hours after the call ends and will be available for one week. Dial (855) 859-2056 to access the replay.

Non-GAAP Financial Measures:

This release refers to non-GAAP financial measures including “adjusted gross profit”, “adjusted engineering, selling, general, and administrative expenses”, “adjusted segment income (loss)”, “adjusted net income (loss)”, and “adjusted diluted earnings (loss) per share.” Refer to the accompanying financial schedules for supplemental financial data and corresponding reconciliations of these non-GAAP financial measures to certain GAAP financial measures.

Safe Harbor Statement:

This release contains certain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. The words “anticipate”, “believe”, “estimate”, “expect”, “forecast”, “intend”, “plan”, “project”, and similar expressions are intended to identify forward-looking statements. The forward-looking statements are based on the company’s current views and assumptions and involve risks and uncertainties that include, among other things, the ability to successfully forecast demand for our products; changes in interest rates and foreign exchange rates; the effects of weather on the purchasing patterns of consumers and original equipment manufacturers (OEMs); actions of engine manufacturers and OEMs with whom we compete; changes in laws and regulations; changes in customer and OEM demand; changes in prices of raw materials and parts that we purchase; changes in domestic and foreign economic conditions (including effects from the U.K.’s decision to exit the European Union); the ability to bring new productive capacity on line efficiently and with good quality; outcomes of legal proceedings and claims; the ability to realize anticipated savings from restructuring actions; and other factors disclosed from time to time in our SEC filings or otherwise, including the factors discussed in Item 1A, Risk Factors, of the company’s Annual Report on Form 10-K and in its periodic reports on Form 10-Q. We undertake no obligation to update forward-looking statements made in this release to reflect events or circumstances after the date of this release.

About Briggs & Stratton Corporation:

Briggs & Stratton Corporation (NYSE: BGG), headquartered in Milwaukee, Wisconsin, is focused on providing power to get work done and make people's lives better. Briggs & Stratton is the world’s largest producer of gasoline engines for outdoor power equipment, and is a leading designer, manufacturer and marketer of power generation, pressure washer, lawn and garden, turf care and job site products through its Briggs & Stratton®, Simplicity®, Snapper®, Ferris®, Vanguard™, Allmand®, Billy Goat®, Murray®, Branco® and Victa® brands. Briggs & Stratton products are designed, manufactured, marketed and serviced in over 100 countries on six continents. For additional information, please visit www.basco.com and www.briggsandstratton.com.

BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES
Consolidated Statements of Operations for the Periods Ended September
(In Thousands, except per share data)

	Three Months Ended September
	FY2018	FY2017
NET SALES	$329,094	$286,797
COST OF GOODS SOLD	262,829	234,276
Gross Profit	66,265	52,521

ENGINEERING, SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	86,713	72,063
EQUITY IN EARNINGS OF UNCONSOLIDATED AFFILIATES	3,613	3,228
Loss from Operations	(16,835)	(16,314)

INTEREST EXPENSE	(4,957)	(4,505)
OTHER INCOME	718	457
Loss before Income Taxes	(21,074)	(20,362)

CREDIT FOR INCOME TAXES	(6,036)	(6,214)
Net Loss	$(15,038)	$(14,148)

EARNINGS (LOSS) PER SHARE
Basic	$(0.36)	$(0.34)
Diluted	(0.36)	(0.34)

WEIGHTED AVERAGE SHARES OUTSTANDING
Basic	42,105	42,494
Diluted	42,105	42,494

Supplemental International Sales Information
(In Thousands)

	Three Months Ended September
	FY2018	FY2017
International sales based on product shipment destination	$114,637	$109,887

BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES
Consolidated Balance Sheets as of the End of September
(In Thousands)

CURRENT ASSETS:	FY2018	FY2017
Cash and Cash Equivalents	$57,057	$42,960
Accounts Receivable, Net	182,776	160,710
Inventories	460,345	470,807
Prepaid Expenses and Other Current Assets	48,511	41,470
Total Current Assets	748,689	715,947

OTHER ASSETS:
Goodwill	161,997	161,670
Investments	47,568	52,049
Other Intangible Assets, Net	100,123	103,318
Deferred Income Tax Asset	64,290	93,423
Other Long-Term Assets, Net	18,979	17,488
Total Other Assets	392,957	427,948

PLANT AND EQUIPMENT:
At Cost	1,144,075	1,065,847
Less - Accumulated Depreciation	768,783	737,044
Plant and Equipment, Net	375,292	328,803
	$1,516,938	$1,472,698

CURRENT LIABILITIES:
Accounts Payable	$208,032	$186,468
Short-Term Debt	64,500	50,175
Accrued Liabilities	138,339	129,705
Total Current Liabilities	410,871	366,348

OTHER LIABILITIES:
Accrued Pension Cost	238,829	306,319
Accrued Employee Benefits	21,826	23,341
Accrued Postretirement Health Care Obligation	33,464	36,120
Other Long-Term Liabilities	46,079	49,538
Long-Term Debt	221,901	221,456
Total Other Liabilities	562,099	636,774

SHAREHOLDERS' INVESTMENT:
Common Stock	579	579
Additional Paid-In Capital	72,073	67,383
Retained Earnings	1,085,899	1,054,251
Accumulated Other Comprehensive Loss	(293,910)	(334,336)
Treasury Stock, at Cost	(320,673)	(318,301)
Total Shareholders' Investment	543,968	469,576
	$1,516,938	$1,472,698

BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(In Thousands)

	Three Months Ended September
CASH FLOWS FROM OPERATING ACTIVITIES:	FY2018	FY2017
Net Loss	$(15,038)	$(14,148)
Adjustments to Reconcile Net Loss to Net Cash Used in Operating Activities:
Depreciation and Amortization	14,871	14,286
Stock Compensation Expense	2,306	1,248
Loss on Disposition of Plant and Equipment	1,103	113
(Credit) Provision for Deferred Income Taxes	(1,040)	3,498
Equity in Earnings of Unconsolidated Affiliates	(3,613)	(3,228)
Dividends Received from Unconsolidated Affiliates	3,231	3,043
Changes in Operating Assets and Liabilities:
Accounts Receivable	52,608	29,422
Inventories	(84,958)	(84,733)
Other Current Assets	(8,817)	(2,234)
Accounts Payable, Accrued Liabilities and Income Taxes	14,138	(16,473)
Other, Net	(4,298)	(5,552)
Net Cash Used in Operating Activities	(29,507)	(74,758)

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital Expenditures	(27,117)	(15,764)
Proceeds Received on Disposition of Plant and Equipment	374	52
Proceeds on Sale of Investment in Marketable Securities	—	3,343
Increase to Restricted Cash	(17,812)	—
Net Cash Used in Investing Activities	(44,555)	(12,369)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net Borrowings on Revolver	64,500	50,175
Long Term Note Payable	7,685	—
Debt Issuance Costs	(1,154)	—
Treasury Stock Purchases	(2,105)	(8,654)
Payment of Acquisition Contingent Liability	—	(813)
Stock Option Exercise Proceeds and Tax Benefits	520	1,117
Payments Related to Shares Withheld for Taxes for Stock Compensation	(1,126)	(1,739)
Net Cash Provided by Financing Activities	68,320	40,086

EFFECT OF EXCHANGE RATE CHANGES	1,092	162
NET DECREASE IN CASH AND CASH EQUIVALENTS	(4,650)	(46,879)
CASH AND CASH EQUIVALENTS, Beginning	61,707	89,839
CASH AND CASH EQUIVALENTS, Ending	$57,057	$42,960

Liquidity and Capital Resources:

Net debt at October 1, 2017, was $230.6 million (total Long Term Debt and Short Term Debt, excluding debt issuance costs, of $287.6 million less $57.1 million of cash), compared with $230.4 million (total Long Term Debt and Short Term Debt, excluding debt issuance costs, of $273.3 million less $43.0 million of cash) at October 2, 2016.

Cash flows used in operating activities for the fiscal 2018 first quarter were $29.5 million, compared to $74.8 million for the fiscal 2017 first quarter. The decrease in cash used in operating activities was primarily related to changes in working capital, including greater collections of accounts receivable due to timing of sales and customer payments, as well as higher accounts payable due to timing.

During the fiscal 2018 first quarter, the company repurchased approximately 99,000 shares of its common stock on the open market at an average price of $21.20 per share. As of October 1, 2017, there was remaining authorization to repurchase up to approximately $28.4 million of common stock with an expiration date of June 29, 2018.

Business Optimization Program

The company successfully launched its previously announced business optimization program in the first quarter of fiscal 2018. The program is designed to drive efficiencies and expand capacity in commercial engines and cutting equipment. The program entails expanding production of Vanguard commercial engines into the company’s existing large engine plants, which are located in Georgia and Alabama, and expanding Ferris commercial mower production capacity in a new, modern facility which is located close to the current manufacturing facility in New York.

Production of Vanguard engines in the company’s U.S. plants is expected to be phased in beginning in late fiscal 2018 through the middle of fiscal 2019. Currently, the majority of Vanguard engines are sourced from overseas. Production of Ferris commercial mowers is expected to begin in the new facility in the latter half of fiscal 2018, and the exit from the existing plant and remote warehouse is planned for fiscal 2019. The business optimization program also includes the project costs for the integration and go-live efforts associated with the company’s ERP upgrade and the anticipated operational excellence efficiency improvements. The go-live for the ERP upgrade is expected towards the end of fiscal 2018, subsequent to the peak seasonal shipment period.

For the first quarter of fiscal 2018, the company recorded business optimization charges of $5.2 million ($3.7 million after tax or $0.09 per diluted share). Total pre-tax expenses related to the business optimization program are expected to be approximately $50 million to $55 million, of which $24 million to $28 million is expected be recognized in fiscal 2018. The business optimization program is projected to generate $30 million to $35 million of annual pre-tax savings, in addition to supporting profitable commercial growth. The company estimates the savings will be achieved over a three-year period beginning in fiscal 2019.

SUPPLEMENTAL SEGMENT INFORMATION

Engines Segment:

	Three Months Ended September
(In Thousands)	FY2018	FY2017
Net Sales	$162,746	$154,498

Gross Profit as Reported	$31,219	$30,985
Business Optimization	425	—
Adjusted Gross Profit	$31,644	$30,985

Gross Profit % as Reported	19.2%	20.1%
Adjusted Gross Profit %	19.4%	20.1%

Segment Income (Loss) as Reported	$(19,832)	$(11,654)
Business Optimization	2,331	—
Adjusted Segment Income (Loss)	$(17,501)	$(11,654)

Segment Income (Loss) % as Reported	(12.2)%	(7.5)%
Adjusted Segment Income (Loss) %	(10.8)%	(7.5)%

First Quarter Highlights

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Engine sales unit volumes increased by 8%, or approximately 78,000 engines, in the first quarter of fiscal 2018 compared to the same period last year. The increase was primarily due to higher sales to international customers who accelerated a portion of their orders into the first fiscal quarter as well as higher commercial engine sales. Partially offsetting the increase were lower sales of service parts to the company’s service distribution venture as part of their planned seasonal inventory reduction initiative.

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Gross profit percentage decreased due to unfavorable sales mix and slightly higher material costs, partially offset by manufacturing efficiency improvements. Production volume decreased by 1% compared to last year.

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ESG&A increased by $8.9 million (GAAP) and $7.0 million (adjusted) compared to last year due to higher employee compensation costs, the investment in the upgrade to the company’s ERP system and accelerated pacing of new product development project work.

Products Segment:

	Three Months Ended September
(In Thousands)	FY2018	FY2017
Net Sales	$186,597	$150,795

Gross Profit as Reported	$35,707	$22,951
Business Optimization	768	—
Adjusted Gross Profit	$36,475	$22,951

Gross Profit % as Reported	19.1%	15.2%
Adjusted Gross Profit %	19.5%	15.2%

Segment Income (Loss) as Reported	$3,658	$(3,245)
Business Optimization	2,906	—
Adjusted Segment Income (Loss)	$6,564	$(3,245)

Segment Income (Loss) % as Reported	2.0%	(2.2)%
Adjusted Segment Income (Loss) %	3.5%	(2.2)%

First Quarter Highlights

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Net sales increased by $35.8 million, or 23.7%, primarily due to higher sales of generators from hurricane activity as well as higher shipments of commercial job site products. In the first quarter of fiscal 2018, Hurricanes Harvey, Irma, and Maria made landfall compared to no landed hurricanes in the same period last year.

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Gross profit percentage and adjusted gross profit percentage increased by 390 basis points and 430 basis points, respectively, primarily due to the contribution margin from hurricane-related sales and favorable sales mix.

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ESG&A increased by $5.8 million (GAAP) and $3.6 million (adjusted) compared to last year due to higher compensation costs and higher costs associated with investments to upgrade the company’s ERP system and growing commercial offerings.

Non-GAAP Financial Measures
Briggs & Stratton Corporation prepares its financial statements using Generally Accepted Accounting Principles (GAAP). When a company discloses material information containing non-GAAP financial measures, SEC regulations require that the disclosure include a presentation of the most directly comparable GAAP measure and a reconciliation of the GAAP and non-GAAP financial measures. Management’s inclusion of non-GAAP financial measures in this release is intended to supplement, not replace, the presentation of the financial results in accordance with GAAP. Briggs & Stratton Corporation management believes that these non-GAAP financial measures, when considered together with the GAAP financial measures, provide information that is useful to investors in understanding period-over-period operating results separate and apart from items that may, or could, have a disproportionately positive or negative impact on results in any particular period. Management also believes that these non-GAAP financial measures enhance the ability of investors to analyze our business trends and to understand our performance. In addition, we may utilize non-GAAP financial measures as a guide in our forecasting, budgeting and long-term planning process. Non-GAAP financial measures should be considered in addition to, and not as a substitute for, or superior to, financial measures presented in accordance with GAAP. The following tables are reconciliations of the non-GAAP financial measures:

BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES
Adjusted Segment Information for the Three Month Periods Ended September
(In Thousands, except per share data)

	Three Months Ended September
	FY2018 Reported	Adjustments(1)	FY2018 Adjusted	FY2017 Reported	Adjustments	FY2017 Adjusted
Gross Profit
Engines	$31,219	$425	$31,644	$30,985	$—	30,985
Products	35,707	768	36,475	22,951	—	22,951
Inter-Segment Eliminations	(661)	—	(661)	(1,415)	—	$(1,415)
Total	$66,265	$1,193	$67,458	$52,521	$—	$52,521
Engineering, Selling, General and Administrative Expenses
Engines	$53,333	$1,906	$51,427	$44,455	$—	$44,455
Products	33,380	2,138	31,242	27,608	—	27,608
Total	$86,713	$4,044	$82,669	$72,063	$—	$72,063
Segment Income (Loss)
Engines	$(19,832)	$2,331	$(17,501)	$(11,654)	$—	$(11,654)
Products	3,658	2,906	6,564	(3,245)	—	(3,245)
Inter-Segment Eliminations	(661)	—	(661)	(1,415)	—	(1,415)
Total	$(16,835)	$5,237	$(11,598)	$(16,314)	$—	$(16,314)

Loss before Income Taxes	(21,074)	5,237	(15,837)	(20,362)	—	(20,362)
Credit for Income Taxes	(6,036)	1,509	(4,527)	(6,214)	—	(6,214)
Net Loss	$(15,038)	$3,728	$(11,310)	$(14,148)	$—	$(14,148)

Earnings (Loss) Per Share
Basic	$(0.36)	$0.09	$(0.27)	$(0.34)	$—	$(0.34)
Diluted	(0.36)	0.09	(0.27)	(0.34)	—	(0.34)
(1) For the first quarter of fiscal 2018, business optimization expenses include $2,249 ($1,697 after tax) of non-cash charges related primarily to plant & equipment impairment and accelerated depreciation, and $2,988 ($2,032 after tax) of cash charges related primarily to employee termination benefits, lease terminations, professional services and plant rearrangement activities.